Exhibit 3.105

CERTIFICATE OF AMENDMENT

OF THE CERTIFICATE OF INCORPORATION

OF

THE NIELSEN COMPANY (US), INC.

Under Section 805 of the New York Business Corporation Law

1. The name of the corporation is The Nielsen Company (US), Inc. (the “Corporation”). The name under which the Corporation was formed is Arete Publishing Company, Inc.

2. The Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on March 1, 1977.

3. The amendment of the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment is to change the name of the Corporation.

4. To accomplish the foregoing, the Certificate of Incorporation of the Corporation is hereby amended as follows:

Article FIRST of the Certificate of Incorporation relating to the name of the Corporation is hereby amended to read as follows:.

“FIRST: The name of the corporation (hereinafter referred to as the “Corporation”) shall be TNC (US) Holdings, Inc.”

5. The foregoing amendment of the Certificate of Incorporation was authorized and approved by the consent in writing of all of the members of the Board of Directors of the Corporation followed by the consent in writing of all of the shareholders of the Corporation in accordance with the provisions of Section 803(a) of the New York Business Corporation Law.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on October 1, 2008.

/s/ Harris Black
Harris Black
Vice President, Deputy General Counsel